Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Pixelworks, Inc.
We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein.
Our report on the effectiveness of internal control over financial reporting as of December 31, 2017 includes a paragraph stating that management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017, ViXS System Inc.’s internal control over financial reporting associated with total assets of approximately $21 million and total revenues of approximately $5 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2017. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of ViXS Systems, Inc.
/s/ KPMG LLP
Portland, Oregon
September 14, 2018